Exhibit 99.1

uniQure Presents Late-Breaking Data from the HOPE-B Pivotal Trial of

Etranacogene Dezaparvovec Gene Therapy in Patients with Hemophilia B at the

62nd Annual Meeting of the American Society of Hematology

~ First primary endpoint in study met with mean Factor IX activity of 37% of normal at 26 weeks ~

~ Data show 91% reduction in reported bleeds requiring treatment, with 87% of patients reporting no such bleeds during the 26 weeks after dosing ~

~ Durable increases in Factor IX activity maintained for up to 18 months irrespective of pre-existing neutralizing antibodies ~

~ Etranacogene dezaparvovec was well-tolerated with no treatment-related serious adverse events ~

~ uniQure to host investor webcast today at 5:00 p.m. ET ~

Lexington, MA and Amsterdam, the Netherlands, December 8, 2020 — uniQure N.V. (NASDAQ: QURE), a leading gene therapy company advancing transformative therapies for patients with severe medical needs, today announced the late-breaking presentation of initial data from its pivotal, Phase III HOPE-B gene therapy trial of etranacogene dezaparvovec, an investigational adeno-associated virus five (AAV5)-based gene therapy for the treatment of patients with severe and moderately severe hemophilia B. This is the first data set to be reported from a Phase III gene therapy study in hemophilia B and, with 54 patients, the largest set of patients receiving a single gene therapy investigational product to be reported to date. These clinical data will be presented today in an oral session at the virtual 62nd Annual Meeting of the American Society of Hematology (ASH). The oral presentation slides are available in the Investors section of uniQure’s website under Investor Downloads.

“These initial data on etranacogene dezaparvovec are encouraging, because thus far in these patients, severe hemophilia B appears to have been transformed into a functionally curative state following administration of this one-time gene therapy, providing cessation in bleeding for a majority of patients and no need for ongoing, chronic replacement therapy,” stated Steven Pipe, M.D., professor of pediatrics and pathology and pediatric medical director of the hemophilia and coagulation disorders program at the University of Michigan, and the principal investigator of the HOPE-B pivotal trial.

“Importantly, these data also show that those patients in the trial who may not have been eligible for other gene therapies because they had pre-existing neutralizing antibodies (NAbs) have achieved results with etranacogene dezaparvovec that are comparable to the results of patients who did not have pre-existing NAbs,” he added. “This is an important distinction as this is the only known clinical trial that has maximized patient eligibility in this way. The initial data also show that etranacogene dezaparvovec has been generally well tolerated to date.”

Patients in the Phase III HOPE-B clinical study were initially enrolled into a prospective, observational lead-in period of at least six months during which bleeding events and FIX replacement therapy usage were monitored. All patients required prophylactic routine FIX replacement prior to entering the clinical trial, and patients were not excluded from the trial based on pre-existing NAbs to AAV5. The primary endpoints in the study include FIX activity at 26-weeks and 52-weeks after dosing and annualized bleeding during the 52 weeks after dosing.

More than 80 percent of the 54 patients treated in the open-label study had severe hemophilia with endogenous FIX activity at ≤1%. Forty-three percent of patients in the study had NAbs to AAV5 up to a maximum titer of over 3,200. Fifty-four patients reported 123 bleeds during the lead-in phase of the study, even while they remained on prophylactic replacement therapy.

Key Initial Efficacy Findings From HOPE-B Pivotal Trial

•	FIX activity increased rapidly after dosing to a mean of 37.2 percent at 26 weeks from a baseline of less than 2 percent, meeting the first primary endpoint of the study. For those patients with follow up beyond 26 weeks, similar FIX expression was sustained including one patient who has reached 18 months of follow up.

•	No correlation between pre-existing NAbs and FIX activity was found in patients with NAb titers up to 678.2, a range expected to include more than 95 percent of the general population; a single patient with a higher NAb titer of 3,212.3 did not show an increase in FIX activity.

•	The number of bleeds requiring treatment decreased by 91 percent after the one-time administration of etranacogene dezaparvovec, with 87 percent of patients reporting no such bleeds after dosing. Total reported bleeds, which includes suspected bleeds that did not require treatment and bleeds associated with trauma and unrelated medical procedures, decreased by 83 percent.

•	Usage of FIX replacement therapy in all patients declined 96 percent, with 52 of 54 patients (98 percent) successfully discontinuing their prophylactic infusions.

•	Of the two non-responders, one patient received only a partial dose (less than 10 percent of the dosage) due to an infusion reaction during administration. The second patient had a pre-existing NAb titer of 3,212. It is expected that less than 1 percent of the general population have a pre-existing NAb titer of more than 3,000.

Key Initial Safety Findings From HOPE-B Pivotal Trial

•	Etranacogene dezaparvovec was generally well-tolerated with no treatment-related serious adverse events.

•	Most adverse events were classified as mild (81.5 percent). Most common treatment-related events included transaminase elevation treated with steroids per protocol (9 pts; 17 percent), infusion-related reactions (7 pts; 13 percent), headache (7 pts; 13 percent) and influenza-like symptoms (7 pts; 13 percent).

•	Liver enzyme elevations resolved with a tapering course of corticosteroids, and FIX activity remained in the mild range (8-39 percent) in the steroid treated patients.

•	While administration was discontinued in one patient experiencing an infusion reaction, administration was completed successfully in the remaining six patients who experienced an infusion reaction.

•	No inhibitors to FIX were reported.

•	No relationship between safety and NAbs titers was observed.

Investor Webcast Information

uniQure management along with Dr. Pipe will host an investor webcast on Tuesday, December 8, 2020, at 5:00 p.m. ET. To access the live webcast with presentation slides, please visit the Investor Relations section of uniQure’s website at www.uniQure.com. The webcast will be archived for 90 days. The event also may be accessed by dialing (877) 870–9135 for domestic callers and +44 020 719 283 38 for international callers. The passcode is 3164585. Please specify to the operator that you would like to join the “uniQure Conference Call.”

About Etranacogene Dezaparvovec

Etranacogene dezaparvovec consists of an AAV5 viral vector carrying a gene cassette with the patent-protected Padua variant of Factor IX (FIX-Padua). uniQure holds multiple issued patents in the United States and Canada broadly covering methods of treating bleeding disorders, including hemophilia B, using AAV gene therapy with the FIX-Padua variant. Etranacogene dezaparvovec has been granted Breakthrough Therapy Designation by the United States Food and Drug Administration and access to Priority Medicine (PRIME) regulatory initiative by the European Medicines Agency. In June 2020, the Company and CSL Behring entered into a licensing agreement providing CSL Behring with exclusive global rights to etranacogene dezaparvovec. This licensing agreement is subject to antitrust regulatory review in the United States, Australia and the United Kingdom that is currently ongoing.

AAV5-based gene therapies have been demonstrated to be safe and well tolerated in a multitude of clinical trials, including being well-tolerated to date in five uniQure trials conducted in nearly 80 patients in hemophilia B and other indications. No patient treated in clinical trials with the uniQure’s AAV5 gene therapies has experienced any confirmed cytotoxic T-cell-mediated immune response to the capsid. Additionally, pre-clinical and clinical data show that AAV5-based gene therapies may be viable treatments in patients with pre-existing antibodies to AAV5, thereby potentially increasing patient eligibility for treatment compared to other gene therapy product candidates.

About uniQure

uniQure is delivering on the promise of gene therapy – single treatments with potentially curative results. We are leveraging our modular and validated technology platform to rapidly advance a pipeline of proprietary gene therapies to treat patients with hemophilia B, Huntington's disease, Fabry disease, spinocerebellar ataxia Type 3 and other diseases. www.uniQure.com

uniQure Forward-Looking Statements

This press release contains forward-looking statements. All statements other than statements of historical fact are forward-looking statements, which are often indicated by terms such as "anticipate," "believe," "could," "estimate," "expect," "goal," "intend," "look forward to", "may," "plan," "potential," "predict," "project," "should," "will," "would" and similar expressions. Forward-looking statements are based on management's beliefs and assumptions and on information available to management only as of the date of this press release. These forward-looking statements include, but are not limited to, whether clinical data from the HOPE-B Phase III pivotal trial will be included in regulatory submissions to the FDA and EMA in the second half of 2021 or ever, whether the clinical data proves to be meaningful for the long-term outlook for hemophilia gene therapy or etranacogene dezaparvovec, whether etranacogene dezaparvovec has the potential to lead to increases in FIX activity in the normal range and provide well-tolerated, long-term clinical benefits, whether AAV5-based gene therapies can provide clinical benefit to patients with pre-existing neutralizing antibodies, and whether we will obtain regulatory approval of our agreement with CSL Behring or otherwise close the transaction. Our actual results could differ materially from those anticipated in these forward-looking statements for many reasons, including, without limitation, risks associated with our and our collaborators’ clinical development activities, clinical results, collaboration arrangements, corporate reorganizations and strategic shifts, regulatory oversight, product commercialization and intellectual property claims, as well as the risks, uncertainties and other factors described under the heading "Risk Factors" in uniQure’s Quarterly Report on Form 10-Q filed on October 27, 2020. Given these risks, uncertainties and other factors, you should not place undue reliance on these forward-looking statements, and we assume no obligation to update these forward-looking statements, even if new information becomes available in the future.

uniQure Contacts

FOR INVESTORS:		FOR MEDIA:

Maria E. Cantor	Chiara Russo	Tom Malone
Direct: 339-970-7536	Direct: 617-306-9137	Direct: 339-970-7558
Mobile: 617-680-9452	Mobile: 617-306-9137	Mobile:339-223-8541
m.cantor@uniQure.com	c.russo@uniQure.com	t.malone@uniQure.com